Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Ashford Hospitality Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity(1)	Common Stock, $0.0001 par value per share	—		—	—	—	—	—
Equity(1)	Preferred Stock, $0.0001 par value per share	—		—	—	—	—	—
Other(1)	Depositary Shares representing Preferred Stock	—		—	—	—	—	—
Other(1)	Debt Securities	—		—	—	—	—	—
Other(1)	Warrants	—		—	—	—	—	—
Other(1)	Rights	—		—	—	—	—	—
Other(1)	Units(4)	—		—	—	—	—	—
Unallocated (Universal) Shelf(1)	—	457	(o)	—	(3)	$500,000,000	0.00015310	$76,550
Total Offering Amounts								$76,550
Total Fee Offsets								—
Net Fee Due								$76,550

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by Ashford Hospitality Trust, Inc.
(2)	There are being registered under this registration statement such indeterminate number of shares of common stock, preferred stock and depositary shares; such indeterminate principal amount of debt securities; such indeterminate number of warrants to purchase common stock, preferred stock, debt securities, depositary shares and/or units; such indeterminate number of rights; and such indeterminate number of units as may be sold by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock, principal amount of debt securities, rights, and warrants as may be issued upon conversion of or exchange for preferred stock, debt securities that provide for conversion or exchange; upon exercise of warrants; pursuant to the terms of any units; or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar events.
(3)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(4)	Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another.